Exhibit 99.2

Operator:

Greetings and welcome to T2 Biosystems’ 2017 Second Quarter Financial Results Conference Call.  At this time, all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to turn the conference over to your host, Darlene Deptula-Hicks, the Company’s Chief Financial Officer.  Thank you.  You may begin.

Darlene Deptula-Hicks:

Thank you, and good afternoon, everyone.  I am Darlene Deptula-Hicks, the Chief Financial Officer of T2 Biosystems and welcome to our second quarter 2017 financial results conference call.  With me today is John McDonough, President and CEO.

Before we get started, I’d like to remind everyone that comments made today by Management will include forward-looking statements.  Those include any statements which do not relate to matters of historical facts.  Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause the actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems’ Annual Report on Form 10-K filed with the SEC on March 15, 2017.  The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

With that, I’d like to turn the call over to President and CEO, John McDonough, for his opening comments.  John?

John McDonough:

Thank you, Darlene.  Good evening, everyone, and welcome to our second quarter 2017 earnings call.  Let me begin with a brief agenda for today’s call.  I’ll begin my prepared remarks with a high level summary of our financial results for the second quarter of 2017, a review of the key drivers that contributed to our performance during the quarter, and an update on recent business highlights.  I’ll then turn the call over to Darlene who’ll discuss our quarterly financial results in detail and review our financial guidance for 2017 which we’re pleased to report we’re updating in this evening’s earnings release.  Following Darlene’s review of our 2017 guidance, I’ll share some closing remarks before we open the call up for questions.

We’re pleased with our results in the quarter and through the first half of the year.  We’ve made solid progress on all of our top priorities; one, we’ve achieved product revenue growth that exceeded our prior guidance; two, we’re exceeding the number of high-risk patients associated with closed contracts and are increasing our guidance; three, we achieved CE Mark status for T2Bacteria and are preparing for commercial launch in Europe; four, we’re on track with T2Bacteria to file with the FDA within four to six weeks and are on track to potentially receive approval by the end of the year; five, we closed four T2Bacteria contracts in the United States with hospitals that’ll be under a new Research Use Only or RUO program; six, we expanded our international partner channel to seven distributors that cover more than 20 countries; seven, new customer success stories are emerging and are aiding in the sales process, and eight, the product pipeline continues to advance and remains on track.

Regarding our financial objectives, during the second quarter, we’re happy to report that we achieved total product revenue of $735,000, which was up 16.5% sequentially and ahead of the guidance provided on our Q1 conference call of 10%.  The second quarter product revenue increase is primarily related to the growth in testing of patients with T2Candida around the world and an increase in instrument sales.  This reflects the hard work of our commercial organization and continuing to educate hospitals about the significant clinical and economic benefits of our products.  Use of the T2Candida panel at several of our hospital accounts is progressing towards being included in hospital sepsis protocols.  This means, assuming hospitals adopt the T2Candida panel in their sepsis protocols, in the coming months, many hospitals may be routinely ordering the T2Candida panel when patients meet certain protocols established at hospitals where the risk of sepsis is high.  This is the ultimate goal for T2Candida and T2Bacteria.

Screening all patients at high risk of sepsis is where T2Candida and T2Bacteria may provide the greatest benefit in impacting the lives of patients and hospital economics.  We continue to measure our progress using metrics that we’ve highlighted on past calls, including changes on the number of high-risk patients at customer facilities under contract.  Within the quarter, we increased the number of high-risk patients at hospitals under contract by approximately 50,000 patients, bringing the total number of high-risk patients added since the beginning of the fourth quarter of 2016 to 180,000 high-risk patients.

We continue to run ahead of our expectations, and as a result, we’re increasing the target from 200,000 to 220,000 high-risk patients by the end of the third quarter this year.  This represents the second quarter of increasing the high-risk patient target during the 12-month period.  Recall, that the T2Bacteria panel runs on the same instrument as the T2Candida panel.  The number of high-risk patients at customer facilities represents what could be tested with both T2Candida and T2Bacteria, available in Europe now and plan to be available in the United States following FDA clearance.  In terms of the number of contracts, we secured five new contracts in the second quarter.  Three of these contracts were with hospitals and hospital systems in the United States and two of these contracts were with international hospitals.  One of the hospitals in the United States is an almost 1,000-bed hospital ranked as a top-10 institution for cancer treatment, one of the significant patient populations at high-risk for sepsis.

In the quarter, we also continued to make significant progress in our T2Bacteria rapid diagnostic panel.  Last month, we were pleased to announce that we’ve received CE Mark for T2Bacteria, which now enables the sale and distribution of that product in Europe and other countries that accept the CE Mark.  With the CE Mark in hand, we’re now in the process of educating our distributors and preparing for the commercial launch in Europe of what we believe represents a comprehensive rapid sepsis diagnostic solution that includes the best standard of care with our products, including T2Candida and T2Bacteria.  We call this the T2Sepsis Solutions.

We’re off to a strong start in Europe as one of the two closed contracts in the quarter includes T2Bacteria and we believe that this account maybe the first to go live and begin testing patients for clinical purposes later this year.  Regarding the status of our T2Bacteria filing in the United States, we’re pleased with the product performance to-date and expect to be filing for market clearance with the FDA within the next four to six weeks.  Data from the clinical trial is beginning to be closed out and drafting of the FDA filing is in process.  This timing keeps us on track to potentially receive FDA clearance for T2Bacteria by the end of the calendar year.

In the second quarter we began offering the T2Bacteria Panel in the United States under a research use only or RUO program in which customers can begin early validation testing which may enable acceleration of adoption post FDA clearance.  As of June 30, four customers in the United States had already signed contracts for use of the T2Bacteria Panel product under the RUO program, and we have a strong pipeline of other hospitals and expect to close more contracts in the third quarter.

In addition to the T2Bacteria RUO program providing hospitals with the opportunity to begin validation testing ahead of FDA clearance, we believe the RUO program will provide independent data for hospitals to present at conferences and for publications later this year and into 2018.  The T2Bacteria Panel remains a very important product for our Company for a number of reasons.  Being able to offer T2Bacteria alongside of our already FDA cleared T2Candida Panel which both run on our T2Dx Instrument expands the size of the available market.  In addition to the estimated 6.75 million high risk hospital inpatients that could be tested with T2Candida and T2Bacteria, T2Bacteria may also be used to test the estimated 2 million patients presenting in the emergency department, or ED, each year for a risk of a sepsis pathogen infection.

Our T2Bacteria Panel identifies approximately 90% of all gram-negative infections coming in through the ED and approximately 70% of community acquired infections in the ED.  With a strong reimbursement structure in place providing about $290 of direct hospital reimbursement for testing these patients and the ability to provide test results in the ED quickly, T2Bacteria may be the only product that can meet the significant unmet need for patients.

Next, the T2Bacteria Panel, upon FDA clearance along with the T2Candida Panel combined with the best standard of care, creates the T2Sepsis Solution.  This may provide hospitals with access to an accurate and rapid diagnostic solution that may enable approximately 95% of all patients with a sepsis pathogen infection to be treated with the right targeted therapy and as fast as four hours after blood is drawn from a patient.

The availability of a comprehensive sepsis solution offers health systems millions of dollars of potential economic value and more importantly can impact lives by allowing a faster and a more targeted therapeutic approach to treating patients.  To help educate hospitals and clinicians, we continue to focus on utilizing the increasing number of customer success stories.  Recently, data on our T2Sepsis Solution were presented by clinical experts at the 2017 American Society for Microbiology Conference that supports the significant value of a comprehensive solution.

Huntsville Hospital reported that T2Candida tests have superior sensitivity to blood culture and that with T2Candida their hospitals are identifying far more infected patients than was possible with blood culture.  They’re also reducing the use of unnecessary antifungal therapy.  Negative T2Candida results have led to cessation or no initiation of costly antifungal therapy in 64% of patients.  Dr. Thomas Kirn reported that Robert Wood Johnson University Hospitals is including the T2Candida Panel as a standard automated order in their sepsis protocol, meaning it will be ordered at the same time as the first blood culture for certain high risk patients.

In addition, negative T2Candida results have led to cessation or no initiation of antifungal therapy in 67% of patients.  They also shared their experiences as part of the T2Bacteria pivotal trial.  It reported that initial data generated at their institution suggests that the T2Bacteria Panel may be identifying patients that would likely be missed by blood culture due to the insensitivity of blood culture which has been demonstrated to miss 35% or more bacterial infections.  The potential for T2Bacteria’s usage was also discussed by Dr.  Mitch Cohen, Director of Surgery at the Denver Health and the University of Colorado School of Medicine.  Dr.  Cohen discussed the important role the T2Sepsis Solution may play in the ED and he reported that T2Bacteria can be easily integrated in the ED setting due it’s rapid turnaround time while blood culture reliant test cannot.

Finally, we believe that more hospitals will adopt the T2MR platform where it includes both T2Candida and T2Bacteria, and that usage of T2Candida will therefore increase when T2Bacteria is available.  As data is emerging on T2Bacteria today and hospitals realize the product is closer to market, we’re already seeing acceleration and expansion of our hospital contract pipeline.

Now turning to our commercial efforts, we continue to focus on T2Candida and prepare for the potential launch of T2Bacteria and are continuing to invest in our commercial organization.  Currently, within the United States our sales organization includes 18 people covering the hospitals with access to the highest risk patients.  We expect to expand the size of the organization by approximately 10% by the end of the year.  With T2Candida only, we’ve been targeting the top 450 hospitals in the United States.  We’re now beginning to expand this target market to include the top 1,200 hospitals in the United States.  Internationally, we expanded our distribution partner channel to seven distributors covering over 20 countries who’ve been selling T2Candida and now shortly also plan to offer T2Bacteria.

Before turning the call over to Darlene for a complete review of our quarterly financial performance, I’d also like to provide a brief update on one of our key pipeline efforts, the T2Lyme Panel.  The T2MR powered T2Lyme Panel is being developed in partnership with Canon USA and we remain on target to complete preclinical studies this year and be in a position to start the FDA pivotal clinical trial in 2018.  We believe this product may be able to make a significant impact on the lives of patients with Lyme disease by identifying patients missed by current diagnostic products that measure the body’s immune response to an infection.  T2Lyme is designed to directly detect Lyme disease causing bacteria from a patient’s blood sample and may be able to identify many of the estimated 300,000 plus patients that the CDC estimates are never diagnosed in the U.S. today.

Recent data conducted by our team here at T2 Biosystems in collaboration with researchers and clinicians at Massachusetts General Hospital and Harvard Medical School among others, were published in the Journal of Clinical Microbiology that showed strong evidence for our test to detect Lyme disease causing bacteria in clinical samples.  The study compared T2MR against PCR and found that T2MR has limit of detection of five to eight cells per ML which is more than 10 times more sensitive than standard PCR which are at over 100 cells per ML.  More importantly, T2MR outperformed standard PCR and clinical samples.  Out of the 21 clinical samples tested, seven samples that were negative by PCR were positive with T2MR, demonstrating the ability of T2MR to detect Borrelia and early stage Lyme disease at a higher clinical sensitivity.

In summary, this study demonstrates that T2MR can better defect Lyme disease in both confirmed cases as well as in samples of probable cases of Lyme disease more quickly and more accurately.  The speed and high sensitivity of T2MR may provide significant advantages over existing Lyme disease tests.  We’re encouraged by this initial data and look forward to advancing this program and providing additional updates on future calls.

Now let me turn the call over to Darlene who’ll review our second quarter results in greater detail.  Darlene?

Darlene Deptula-Hicks:

Thanks John and good afternoon again everyone.  Product revenue for the second quarter of 2017 of $735,000 increased by $584,000 on a year-over-year basis and increased 16.5% sequentially.  The sequential growth was ahead of our 10% expectation highlighted on our last earnings call.  The increase in product revenue was primarily driven by increased sales of T2Candida consumable diagnostic test, as a result of increased usage at customer sites as well as new customers going live in testing patients for the first time and instrument sales.  Product revenue for the first six months of 2017 of $1.4 million, increased by $778,000, on a year-over-year basis.  The increase in product revenue was also primarily driven by increased sales of the T2Candida consumable diagnostic test as a result of increased usage at customer sites and new customers going live in testing patients, as well as sales of T2Dx instruments.

Research revenue in the second quarter of 2017 of $221,000 exceeded our guidance expected in the second quarter of less than $100,000.  Research revenue in the second quarter and six-month period comparatively declined year-over-year as was expected due primarily to lower revenue recognition under our co-development agreement with Canon Life Sciences, which decreased $618,000 and $967,000 respectively.  Additionally, during the second quarter of 2017, we reached a $500,000 milestone with Allergan as a result of our product development milestone being achieved related to the development of the gram-negative resistance panel, T2GNR, which is under development.  This payment will be recognized over time based on product development activities.

Continuing down the P&L, total operating expenses, excluding cost of product revenue for the three months ending June 30, 2017, increased by $359,000, to $12.9 million from $12.5 million in the prior year corresponding quarter.  The increase in operating expense was primarily driven by a $743,000 increase in research and development expenses offset by a $384,000 reduction in SG&A expenses.  The $743,000 increase in R&D expense is primarily due to costs associated with our T2Bacteria clinical trial, increased non-cash depreciation and amortization expense, and consulting fees.  Research and development costs include $341,000 and $393,000 of non-cash stock comp expense for the quarters ending June 30, 2016 and 2017 respectively.

The $384,000 decrease in sales, general and administrative expense is primarily due to reduced payroll and related expenses, decreased consulting expenses, and decreased travel and legal costs.  SG&A costs include $826,000 and $902,000 of non-cash stock compensation expense for the quarters ending June 30, 2016 and 2017 respectively.  Net loss attributable to common shareholders for the second quarter of 2017 is $15.5 million or $0.50 per basic and diluted share compared to a net loss of $14 million or $0.58 per basic and diluted share in the same period prior year.  The weighted average shares used to compute earnings per share were 30.7 million and 24.3 million shares for the second quarters of 2017 and 2016, respectively.

Now, turning to the balance sheet, at June 30, 2017, we had cash and cash equivalents of $46.1 million.  We also reduced our Q2 ‘17 burn over our Q1 ‘17 burn and Management projects that the Company has a cash runway into Q4, 2018.

Let me now turn to review of our 2017 guidance.  As you may recall, on our first quarter 2017 earnings call in May, we guided to a 10% increase in product revenue in Q2 ‘17.  We are pleased to report that quarter-over-quarter in 2017, product revenue increased 16.5%.  For the third quarter ending September 30, 2017, we project sequential product revenue growth of at least 20%.  This guidance represent expected T2Candida growth from testing more patients at existing sites, as well as new hospitals going live in testing patients with T2Candida and additional sales of instruments.

Research revenue should normalize in the range of approximately $100,000 per quarter for Q3 and Q4 as development continues of the gram-negative resistance panel, and we also expect operating expenses for Q3 to be in the range of $12.5 million to $12.9 million, of which approximately $1.6 million is expected to be non-cash expense which primarily reflects stock compensation expense and depreciation.

The weighted average shares outstanding for the six months ending June 30, 2017 were 30.6 million and could be impacted in Q3 by stock option exercises if any.

Additionally, as John mentioned earlier, in Q2, we increased the number of high-risk patients at hospitals under contract by approximately 50,000 patients, bringing the total number of high-risk patients added since the beginning of the fourth quarter of ‘16 to 180,000.  Based on this better than expected performance, we’re increasing our 12-month target from 200,000 to 220,000 high-risk patients by the end of the third quarter of this year, meaning that we expect to add at least 40,000 high-risk patients to our customer base due to closed contracts in the third quarter of 2017.

With that, I’ll now turn the call back to John for some closing remarks.

John McDonough:

Thank you, Darlene.  In summary, we’re pleased with our operational progress through the first six months of the year and I’d like to thank everyone on the T2 Biosystems’ Team for their hard work and their focus on our mission of improving the lives of patients around the world.  We are pleased with the progress in our key financial metrics and the growth in both our customer base and the progress in our sales pipeline.

T2Bacteria achieved CE Mark status ahead of schedule and we are excited to now begin the commercial launch in Europe.  The key metrics at our FDA pivotal trial are tracking well and we remain hopeful that we could launch T2Bacteria in the United States in early 2018.  More importantly, we’re seeing high interest from hospitals for T2Bacteria, which is best exemplified by the four accounts in the United States that will take advantage of our research use only program and the one European account that could be testing patients before the end of this year.

Thank you for your participation in today’s call and for your continued interest in T2 Biosystems.  That concludes our prepared remarks for this evening.  Operator, we’ll now open the call for questions.